Exhibit 99.1

Nevada Gold & Casinos to Acquire Club Fortune Casino

Deal is Expected to be Immediately Accretive to Earnings

LAS VEGAS, NV - May 22, 2015 -- Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) today announced the signing of a definitive agreement to acquire the Club Fortune Casino in Henderson, Nevada for $14.2 million in cash and 1.2 million shares of the Company’s common stock, exclusive of working capital adjustments. It is anticipated that the acquisition, which should be immediately accretive to earnings, will be financed with an expansion of the Company’s existing credit facility. Closing is subject to customary contingencies, including approval by the Nevada Gaming Commission.

The acquisition of Club Fortune will expand the geographic diversity of the Company, which upon closing will operate in Washington State, South Dakota and Nevada. The Company anticipates the closing to occur in the third quarter of its 2016 fiscal year ended April 30, 2016.

“This is an outstanding opportunity to acquire a quality casino operation with excellent growth potential, an experienced work force and a dedicated clientele” stated Michael Shaunnessy, President and CEO of Nevada Gold & Casinos. “We are especially pleased that Carl Giudici, owner of Club Fortune, with nearly 29 years of experience with Nevada casinos, will continue his involvement with the Company as a consultant and shareholder.”

“I have been very impressed with the capability of management and the Board of Directors of Nevada Gold which was a major factor in my decision to sell the Club Fortune Casino to the Company” said Carl Giudici. He added “with this acquisition, Nevada Gold has established a solid foundation for future growth and success which should benefit all shareholders, including myself.”

Club Fortune generated $16.0 million in net revenues and $2.4 million in Adjusted EBITDA in 2014. It has approximately 25,000 square feet of gaming space, over 500 slot machines and 12 table games, including a poker room. The facility also has a restaurant, two bars, an entertainment lounge, snack bar and gift shop.

Adjusted EBITDA

The term "adjusted EBITDA" is used by us in presentations, quarterly earnings calls, and other instances as appropriate. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, non-cash goodwill and other long-lived asset impairment charges, write-offs of project development costs, litigation charges, non-cash stock option grants, exclusion of net income or loss from operations held for sale, and net losses/gains from asset dispositions. Adjusted EBITDA does not take into account greater or less than expected hold percentages in the gaming operations. Adjusted EBITDA is presented because it is a required component of financial ratios reported by us to our lenders, and it is also frequently used by securities analysts, investors, and other interested parties, in addition to and not in lieu of, U.S. Generally Accepted Accounting Principles ("GAAP") results to compare to the performance of other companies that also publicize this information. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or any other measure of performance derived in accordance with GAAP.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (NYSE MKT:UWN) of Las Vegas, Nevada is a developer, owner and operator of 10 gaming operations in Washington (wagoldcasinos.com) and a slot route operation in Deadwood, South Dakota (dakotaplayersclub.com). For more information, visit www.nevadagold.com.

Contacts:

Nevada Gold & Casinos, Inc.

Michael P. Shaunnessy / James Meier

(702) 685-1000

Casey Stegman

Stonegate Capital Partners

(214) 987-4121